Exhibit 8.1

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004
T +1 202 637 5600
F +1 202 637 5910
www.hoganlovells.com

January 15, 2016

Board of Trustees

American Homes 4 Rent

30601 Agoura Road

Suite 200

Agoura Hills, California 91301

Ladies and Gentlemen:

We are acting as counsel to American Homes 4 Rent, a Maryland real estate investment trust (the “AMH”) in connection with the transactions contemplated by the Agreement and Plan of Merger, dated December 3, 2015 (the “Merger Agreement”), among AMH, Sunrise Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of AMH (“Merger Sub”), American Homes 4 Rent, L.P., a Delaware limited partnership (“AMH OP”), OP Merger Sub, LLC, a Delaware limited liability company (“OP Merger Sub”), American Residential Properties, Inc., a Maryland corporation (“ARPI”), American Residential Properties OP, L.P., a Delaware limited partnership (“ARP OP”), and American Residential GP, LLC, a Delaware limited liability company (“ARP GP”).  This opinion letter is being delivered to be filed as an exhibit to the registration statement on Form S-4, as amended (File No. 333-208714) (the “Registration Statement”).  Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement.

In connection with the preparation of this opinion, we have examined, and with AMH’s consent relied upon, without any independent investigation or review thereof, the following documents (including all exhibits and schedules thereto): (1) the Merger Agreement; (2) the Registration Statement; and (3) such other instruments and documents as we have deemed necessary or appropriate (collectively the “Reviewed Documents”).

Assumptions and Representations

In connection with rendering this opinion, we have assumed (which with AMH’s consent we are relying upon, and upon which our opinion is premised, without any independent investigation or review thereof), that:

1.             (A) All information contained in each of the documents we have examined and upon which we have relied in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, (B) all copies are accurate, (C) all signatures are genuine, and (D) all executed documents have been or will be, as the case may be, properly executed.

2.             There will have been, by the Parent Merger Effective Time, or at such other time as contemplated in the Merger Agreement, due execution and delivery of all documents, where due execution and delivery are prerequisites to the effectiveness thereof.

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3.             To the extent relevant to our opinion, all representations, warranties, and statements made or agreed to by AMH, AMH OP, Merger Sub, OP Merger Sub, ARPI, ARP GP, and ARP OP, their respective managers, employees, officers, directors, and stockholders, including, but not limited to, those in the Reviewed Documents (but, for these purposes, not including the Registration Statement), have been and will continue to be true, complete, and accurate in all material respects.

4.             All representations, warranties, and statements made or agreed to by AMH, AMH OP, Merger Sub, OP Merger Sub, ARPI, ARP GP, and ARP OP, and by their respective managers, employees, officers, directors, and stockholders in the Registration Statement, insofar as they relate to the Mergers and/or any other action or transaction to be undertaken in connection with or pursuant to the Merger Agreement, have been and will continue to be true, complete, and accurate in all respects.

5.             The Merger Agreement is valid and binding in accordance with its terms.  Each of the Mergers will be consummated in accordance with the Merger Agreement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties, without amendment, waiver, or breach thereof) and as described in the Registration Statement.

6.             No action will be taken by the AMH, AMH OP, ARPI or ARP OP after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

7.             Each of the Mergers qualifies as a merger under the applicable laws of Maryland and Delaware, as applicable.

8.             The Merger Agreement represents the full and complete agreement among AMH, Sunrise Merger Sub, OP Merger Sub and AMH OP, the Company, the Company OP and Company GP regarding the Mergers, and there are no other written or oral agreements regarding the Mergers other than those expressly referred to in the Merger Agreement.

9.             Each of AMH and ARPI will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder.

Opinion

Based solely upon and subject to the foregoing, we are of the opinion that under current U.S. federal income tax law:

1.              although the discussion set forth in the Registration Statement under the heading “The Mergers—U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Parent Merger” does not purport to summarize all possible U.S. federal income tax consequences of the Parent Merger applicable to ARPI’s shareholders, such discussion constitutes, in all material respects, an accurate summary of the U.S. federal income tax consequences of the Parent Merger that are anticipated to be material to ARPI’s shareholders; and

2.              although the discussion set forth in the Registration Statement under the heading “The Mergers—U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations Related to AMH Common Shares” does not purport to summarize all possible U.S. federal income tax considerations applicable to holders of AMH common shares following the Mergers, such discussion constitutes, in all material respects, an accurate summary of the U.S. federal income tax considerations that are anticipated to be material to holding AMH common shares following the Mergers.

In addition to the assumptions set forth above, these opinions are subject to the qualifications, assumptions and limitations set forth in the Registration Statement and to the exceptions, limitations, and qualifications set forth below:

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1.             The opinions set forth in this letter are based on relevant current provisions of the Code, the Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof.  These provisions and interpretations are subject to change by the IRS, Congress, and the courts (as applicable), which change may or may not be retroactive in effect and which might result in material modifications of our opinion.  Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, nor of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future.  In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.  Neither AMH nor ARPI has requested a ruling from the IRS as to any of the U.S. federal income tax consequences addressed in this opinion letter.  Furthermore, no assurance can be given that future legislative, judicial, or administrative changes, on a retroactive basis, would not adversely affect the accuracy of the opinion expressed herein.

2.             Our opinions are limited to the specific matters set forth above. We do not assume any responsibility for, and make no representation that we have independently verified, the accuracy, completeness, or fairness of the statements contained in the Registration Statement (other than the descriptions of law and the legal conclusions contained in the Registration Statement under the headings “The Mergers—U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Parent Merger” and “The Mergers—U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations Related to AMH Common Shares” as explained above).

This opinion letter has been prepared solely for AMH’s use in connection with the filing of the Registration Statement and speaks as of the date hereof.  We undertake no responsibility by reason of this opinion letter or otherwise to advise AMH or any other person of any changes in our opinion subsequent to the delivery of this opinion letter.  We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP